Exhibit 10.1

SUMMARY COMPENSATION SHEET
January 1, 2012

Compensation of Non-Employee Directors

Annual Retainer.  Non-employee members of the Board of Directors of Hurco Companies, Inc. (the “Company”) receive a cash retainer of $5,000 per fiscal quarter and restricted shares equivalent in value to $25,000 which vest one year from the date of grant.

Committee Retainers.  Committee chairs and audit committee members also receive the following cash payments:

•	Audit Committee Chair - $2,500 per fiscal quarter.

•	Compensation Committee Chair - $1,250 per fiscal quarter.

•	Audit Committee Members - $1,250 per fiscal quarter

Reimbursement.  The Company reimburses non-employee directors for travel and other expenses incurred to attend Board and committee meetings.

Compensation of Named Executive Officers

Base Salaries.  The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board sets or ratifies the annual base salaries of the Company’s executive officers.  The following are the annual base salary levels as of January 1, 2012 for the Company’s current Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Executive Officers”) as of January 1, 2012 identified in the proxy statement for the Company’s 2012 annual meeting of shareholders:

Michael Doar Chairman, Chief Executive Officer and President	$400,000
John G. Oblazney Vice President, Secretary, Treasurer and Chief Financial Officer	$200,000
John P. Donlon Executive Vice President, Worldwide Sales and Service	$210,000
Sonja K. McClelland Corporate Controller and Assistant Secretary	$160,000
Gregory S. Volovic Executive Vice President of Technology and Operations	$240,000

Employment Agreements.  The Company has entered into employment agreements with the Chief Executive Officer and the Chief Financial Officer.  These contracts generally provide for salary payments and other benefits for twelve months if the officer’s employment terminates for a qualifying event or circumstance other than gross misconduct.  The employment agreements are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011.

Bonuses.  Each of the Named Executive Officers may be eligible to receive a discretionary bonus set or ratified by the Compensation Committee.

Equity-Based Awards.  The only incentive plan in which the named executive officers are eligible to participate is the 2008 Plan, which was approved by shareholders in March 2008.  The plan provides for equity-based incentive awards in the form of stock options, stock appreciation rights settled in stock, restricted shares, performance shares and performance units.  Under the plan, the Compensation Committee has authority to determine the officers, directors and key employees who will be granted awards; determine the form and size of the award; determine the terms and conditions upon which the awards will be granted; and prescribe the form and terms of award agreements.

Deferred Compensation Plan.  The Company maintains a nonqualified deferred compensation plan in which senior managers and other highly compensated employees are eligible to participate.  Eligible participants of the plan are able to defer between 2% and 50% of base salary and up to 100% of long-term annual bonus less required and voluntary payroll deductions in a given plan year.  The Board of Directors may declare a discretionary amount of matching credits for participants deferring compensation, up to a maximum of 6% of compensation.  Participants are 100% vested in all deferral and matching accounts at all times.  Amounts deferred under the plan are credited with earnings at the rate of return generated by mutual fund investment options elected by the participants that are offered in the Company’s 401(k) plan.

Medical, Disability and Life Insurance.  The Named Executive Officers participate in benefits coverage to help manage the financial impact of ill health, disability and death.  All Named Executive Officers are provided a supplemental disability benefit and the Chief Executive Officer is provided a split-dollar life insurance benefit.

Retirement Benefits.  The Company sponsors a 401(k) plan in which full-time employees are eligible to participate.  The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to provide additional attraction and retention of employees.  Executive officers participate in the 401(k) plan on the same basis as other eligible employees.

Perquisites.  Perquisites consist of the use of a company leased vehicle for the Chief Executive Officer and a car allowance for the Chief Financial Officer.